Exhibit 5.1

February 1, 2024

EzFill Holdings, Inc.

67 NW 183rd St.

Miami, FL 33169

Re: Registration Statement on Form S-1 (File No. 333-275761)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by EzFill Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to a firm commitment public offering (the “Offering”) and relates to the issuance and sale by the Company of shares of common stock, par value $0.0001 (the “Offering Shares ”), along with representative’s warrants (the “Representative’s Warrants”). We understand that the Offering Shares are to be sold, as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Offering Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Offering Shares will be validly issued, fully paid and non-assessable. The Representative’s Warrants constitute a legal and binding agreement of the Company and when exercised in accordance with their terms the shares of common stock issuable upon exercise will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

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